UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12 (G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission file number: 33-18688


                  TPI LAND DEVELOPMENT IV LIMITED PARTNERSHIP
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

               ARIZONA                                       86-0602485
     ----------------------------                          ---------------
     (State or other jurisdiction                          (IRS Employer
   of incorporation of organization)                     identification No.)


            3420 E. Shea  Blvd., Suite 200, Phoenix, Arizona 85028
            ------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

                                (602) 953-5298
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

                           Limited Partnership Units
            -------------------------------------------------------
            (Title of each class of securities covered by the Form)

                                     None
 -----------------------------------------------------------------------------
 (All other classes of securities to file reports under Section 13(a) or 15(d)
                                   remains)

Pursuant to rule 15-d-6:

TPI Land Development IV Limited Partnership (the "Registrant") has sold substantially all of its assets (as disclosed in Form 10-KSB filed February 22, 2005) and has distributed its assets and wound up its affairs.

The Registrant hereby requests that all future reporting obligations to the Commission be terminated.

Approximate number of holders of record as of the certification or notice date is zero (0).

Pursuant to the requirements to the Securities Exchange Act of 1934 TPI Land Development IV Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 TPI LAND DEVELOPMENT IV LIMITED PARTNERSHIP


Dated: February 22, 2005         /s/ Herve JR Tessier
                                 -------------------------------------------
                                 By: Herve JR Tessier
                                 Its: General Partner